SUB-ITEM 77Q1(e)

                            MEMORANDUM OF AGREEMENT


         This Memorandum of Agreement is entered into as of this 1st day of July, 2002, between AIM International Funds, Inc. (the "Company"), on behalf of the fund listed on Exhibit "A" to this Memorandum of Agreement (the "Fund"), and A I M Advisors, Inc. ("AIM").

         For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and AIM agree as follows:

         The Company and AIM agree until the date set forth on the attached Exhibit "A" that AIM will waive its fees or reimburse expenses to the extent that the expenses (excluding interest, taxes, dividend expense on short sales, extraordinary items, and increases in expenses due to expense offset arrangements, if any) of a class of the Fund exceed the rate set forth on Exhibit "A" of the average daily net assets allocable to such class. Neither the Company nor AIM may remove or amend the waivers or expense limitations to the Company"s detriment prior to the date set forth on Exhibit "A." AIM will not have any right to reimbursement of any amount so waived or reimbursed.

         The Company and AIM agree to review the then-current waivers or expense limitations for each class of the Fund listed on Exhibit "A" on a date prior to the date listed on that Exhibit to determine whether such waivers or limitations should be amended, continued or terminated. Unless the Company, by vote of its Board of Directors, or AIM terminates the waivers or limitations, or the Company and AIM are unable to reach an agreement on the amount of the waivers or limitations to which the Company and AIM desire to be bound, the waivers or limitations will continue for additional one-year terms at the rate to which the Company and AIM mutually agree. Exhibit "A" will be amended to reflect that rate and the new date through which the Company and AIM agree to be bound.

         IN WITNESS WHEREOF, the Company and AIM have entered into this Memorandum of Agreement as of the date first above written.

                                   AIM International Funds, Inc.,
                                   on behalf of the Fund listed in Exhibit "A" to this Memorandum of Agreement

                                   By:     /s/ Robert H. Graham
                                           -----------------------------------
                                           Robert H. Graham

                                   Title:  President
                                           -----------------------------------


                                   A I M Advisors, Inc.


                                   By:     /s/ Robert H. Graham
                                           -----------------------------------
                                           Robert H. Graham

                                   Title:  President
                                           -----------------------------------

                                  EXHIBIT "A"
                                  -----------
                         AIM INTERNATIONAL FUNDS, INC.


FUND                          EXPENSE CAP             COMMITTED UNTIL
----                          -----------             ---------------
AIM Global Income Fund
         Class A                 1.50%                  June 30, 2003
         Class B           (See Note 1 below)           June 30, 2003
         Class C           (See Note 1 below)           June 30, 2003


NOTE 1:  The amount equal to Total Annual Fund Operating Expenses
         (as calculated in the fund's financial statements) less the basis point amounts necessary to limit Class A shares Total Annual Fund Operating Expenses to 1.50%.